Exhibit 99.1

B&G Foods Reports Another Quarter of
Strong Net Sales and Earnings Growth

— Increases Fiscal 2011 Guidance —

Parsippany, N.J., October 25, 2011—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2011, reporting strong net sales and earnings growth.

Third Quarter 2011 Financial Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 6.3% to $133.0 million

•                  Net income increased 30.2% to $12.1 million

•                  Adjusted net income* increased 25.5% to $12.4 million

•                  Diluted earnings per share increased 31.6% to $0.25

•                  Adjusted diluted earnings per share* increased 25.0% to $0.25

•                  EBITDA* increased 7.7% to $31.1 million

•                  Fiscal 2011 EBITDA guidance increased to a range of $127.0 million to $129.0 million

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “We are very pleased that the business continued to produce strong, consistent improvement in net sales, net income, earnings per share and EBITDA in the face of rapidly increasing costs.  We saw the beginning of the benefit from sales price increases implemented on September 1st, but a positive sales mix also helped maintain margins.  Given the overall health of the business and consistently strong cash generation, the Board of Directors saw fit to increase the quarterly dividend last Tuesday by 9.5%.”

Financial Results for the Third Quarter of 2011

Net sales for the third quarter of 2011 increased 6.3% to $133.0 million from $125.1 million for the third quarter of 2010.  This $7.9 million increase was attributable to an increase in unit volume and pricing of $6.9 million and $0.1 million and a decrease in coupon and slotting expenses of $0.9 million.  Net sales of the Company’s Don Pepino and Sclafani brands, which were acquired during the fourth quarter of 2010, contributed $3.4 million to the overall unit volume increase for the third quarter.

Gross profit for the third quarter of 2011 increased 5.8% to $41.5 million from $39.2 million in the third quarter of 2010.  Gross profit expressed as a percentage of net sales decreased 0.1 percentage points to 31.2% for the third quarter of 2011 from 31.3% in the third quarter of 2010.  The decrease in gross profit expressed as a percentage of net sales was primarily attributable to an increase in commodity and distribution costs partially offset by a sales mix shift to higher margin products.  Operating income

*     Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for definitions of the terms adjusted net income, adjusted diluted earnings per share and EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and EBITDA to the most comparable GAAP financial measures.

increased 7.8% to $27.1 million for the third quarter of 2011, from $25.1 million in the third quarter of 2010.

Net interest expense for the third quarter of 2011 decreased $2.0 million or 19.5% to $8.3 million from $10.3 million for the third quarter of 2010.  The decrease in net interest expense for the third quarter was primarily attributable to the termination of an interest rate swap causing a reduction in the effective interest rate on $130.0 million of term loan borrowings from 7.09% to 2.33% and the elimination of the unfavorable fair market value adjustment relating to the interest rate swap.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $12.1 million, or $0.25 per diluted share, for the third quarter of 2011, as compared to reported net income of $9.3 million, or $0.19 per diluted share, for the third quarter of 2010.  The Company’s adjusted net income for the third quarter of 2011 was $12.4 million, and adjusted diluted earnings per share was $0.25, as compared to adjusted net income of $9.8 million and adjusted diluted earnings per share of $0.20 for the third quarter of 2010.

For the third quarter of 2011, EBITDA increased 7.7% to $31.1 million from $28.9 million for the third quarter of 2010.

Financial Results for the First Three Quarters of 2011

Net sales for the first three quarters of 2011 increased 6.0% to $393.9 million from $371.5 million for the first three quarters of 2010.  This $22.4 million increase was attributable to an increase in unit volume of $24.0 million, offset by a decrease in pricing of $1.4 million and an increase in coupon expenses of $0.2 million.  Net sales of the Company’s Don Pepino and Sclafani brands, which were acquired during the fourth quarter of 2010, contributed $10.6 million to the overall unit volume increase for the first three quarters of 2011.

Gross profit for the first three quarters of 2011 increased 6.5% to $128.5 million from $120.6 million in the first three quarters of 2010.  Gross profit expressed as a percentage of net sales increased 0.1 percentage points to 32.6% in the first three quarters of 2011 from 32.5% in the first three quarters of 2010.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to a sales mix shift to higher margin products partially offset by higher input and distribution costs and a reduction in sales prices.  Operating income increased 8.8% to $82.5 million in the first three quarters of 2011, from $75.8 million in the first three quarters of 2010.

Net interest expense for the first three quarters of 2011 decreased $7.0 million or 22.0% to $24.9 million from $31.9 million in the first three quarters of 2010.  The decrease in net interest expense for the first three quarters was primarily attributable to the termination of the interest rate swap causing a reduction in the effective interest rate on $130.0 million of term loan borrowings from 7.09% to 2.33% and the elimination of the unfavorable fair market value adjustment relating to the interest rate swap.

The Company’s reported net income under U.S. GAAP was $38.0 million, or $0.78 per diluted share, for the first three quarters of 2011, as compared to reported net income of $18.1 million, or $0.37 per diluted share, for the first three quarters of 2010.  The Company’s adjusted net income for the first three quarters of 2011 was $38.4 million, and adjusted diluted earnings per share was $0.79, as compared to adjusted net income of $29.6 million and adjusted diluted earnings per share of $0.61 for the first three quarters of 2010.

For the first three quarters of 2011, EBITDA increased 8.7% to $94.5 million from $86.9 million for the first three quarters of 2010.

Guidance

EBITDA for fiscal 2011 is expected to be approximately $127.0 million to $129.0 million.  Capital expenditures for fiscal 2011 are expected to be approximately $11.0 million.

Increase in Quarterly Dividend Rate

On October 18, 2011, the Company announced that its Board of Directors has increased the Company’s quarterly dividend rate from $0.21 per share of common stock to $0.23 per share of common stock.  The first quarterly dividend at the new rate will be payable on January 30, 2012 to shareholders of record as of December 30, 2011.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 p.m. ET today, October 25, 2011.

The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 300-2343 for U.S. callers or (719) 457-2631 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 2488217. The replay will be available from October 25, 2011, through November 5, 2011.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

A reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the first three quarters of 2011 and 2010, along with the components of EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding cash flow generation, the health of the business, and EBITDA and capital expenditures for fiscal 2011.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2010 filed on March 1, 2011.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 1, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$98,107	$98,738
Trade accounts receivable, net	33,282	34,445
Inventories	94,277	74,563
Prepaid expenses	2,129	1,715
Income tax receivable	3,136	171
Deferred income taxes	1,589	5,439
Total current assets	232,520	215,071

Property, plant and equipment, net of accumulated depreciation of $87,322 and $80,862	60,610	60,812
Goodwill	253,744	253,744
Other intangibles, net	327,088	332,001
Other assets	8,960	10,095
Total assets	$882,922	$871,723

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$28,072	$15,531
Accrued expenses	20,180	25,584
Interest rate swap	—	12,012
Dividends payable	10,017	8,099
Total current liabilities	58,269	61,226

Long-term debt	477,988	477,748
Other liabilities	2,083	4,232
Deferred income taxes	107,351	97,932
Total liabilities	645,691	641,138
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 47,700,132 and 47,639,924 shares issued and outstanding as of October 1, 2011 and January 1, 2011	477	476
Additional paid-in capital	169,556	201,770
Accumulated other comprehensive loss	(6,131)	(7,002)
Retained earnings	73,329	35,341
Total stockholders’ equity	237,231	230,585
Total liabilities and stockholders’ equity	$882,922	$871,723

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net sales	$133,010	$125,144	$393,868	$371,471
Cost of goods sold	91,560	85,960	265,382	250,861
Gross profit	41,450	39,184	128,486	120,610

Operating expenses:
Selling, general and administrative expenses	12,725	12,435	41,069	39,950
Amortization expense	1,637	1,613	4,913	4,838
Operating income	27,088	25,136	82,504	75,822

Other expenses:
Interest expense, net	8,323	10,335	24,854	31,855
Loss on extinguishment of debt	—	—	—	15,224
Income before income tax expense	18,765	14,801	57,650	28,743
Income tax expense	6,681	5,519	19,662	10,642
Net income	$12,084	$9,282	37,988	18,101

Weighted average shares outstanding:
Basic	47,822	47,636	47,903	47,563
Diluted	48,479	48,601	48,574	48,349

Earnings per share:
Basic	$0.25	$0.19	$0.79	$0.38
Diluted	$0.25	$0.19	$0.78	$0.37

Cash dividends declared per share	$0.21	$0.17	$0.63	$0.51

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net income	$12,084	$9,282	$37,988	$18,101
Income tax expense	6,681	5,519	19,662	10,642
Interest expense, net(1)	8,323	10,335	24,854	31,855
Depreciation and amortization	4,038	3,761	11,964	11,118
Loss on extinguishment of debt(2)	—	—	—	15,224
EBITDA(3)	31,126	28,897	94,468	86,940
Income tax expense	(6,681)	(5,519)	(19,662)	(10,642)
Interest expense, net	(8,323)	(10,335)	(24,854)	(31,855)
Deferred income taxes	2,527	2,825	12,647	5,584
Amortization of deferred financing costs and bond discount	500	500	1,500	1,515
Unrealized loss on interest rate swap	—	471	—	1,820
Realized gain on interest rate swap	—	—	(612)	—
Reclassification to net interest expense for interest rate swap	423	423	1,270	1,270
Share-based compensation expense	825	943	2,697	2,413
Excess tax benefits from share-based compensation	—	—	(1,117)	(330)
Changes in assets and liabilities	(7,285)	(559)	(27,044)	4,426
Net cash provided by operating activities	$13,112	$17,646	$39,293	$61,141

(1)      Net interest expense in the first three quarters of 2011 includes a benefit relating to the realized gain on an interest rate swap, and in the third quarter and first three quarters of 2011, a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  Net interest expense in third quarter and first three quarters of 2010 includes a charge relating to the unrealized loss on the interest rate swap and a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap.  See B&G Foods’ Quarterly Report on Form 10-Q filed with the SEC on October 25, 2011 for additional details.

(2)      During the first three quarters of 2011, we did not extinguish any debt.  Loss on extinguishment of debt for the first three quarters of 2010 includes costs relating to our repurchase of senior notes and senior subordinated notes during the first quarter of 2010, including the repurchase premium and the write-off of deferred debt financing costs.  See our Quarterly Report on Form 10-Q filed with the SEC on October 25, 2011 for additional details.

(3)      EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit facility and our senior notes indenture contain ratios based on this measure.  As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Reported net income	$12,084	$9,282	$37,988	$18,101
Loss on extinguishment of debt, net of tax(1)	—	—	—	9,591
Non-cash adjustments on interest rate swap, net of tax(2)	270	563	420	1,947
Adjusted net income	$12,354	$9,845	$38,408	$29,639
Adjusted diluted earnings per share	$0.25	$0.20	$0.79	$0.61

(1)   During the first three quarters of 2011, B&G Foods did not extinguish any debt.  Loss on extinguishment of debt for the first three quarters of 2010 includes costs relating to the Company’s repurchase and redemption of $69.5 million aggregate principal amount of senior subordinated notes and $240.0 million aggregate principal amount of senior notes during the first quarter of 2010.  See B&G Foods’ Quarterly Report on Form 10-Q filed with the SEC on October 25, 2011 for additional details.

(2)   The first three quarters of 2011 includes a realized gain on an interest rate swap and in the third quarter and first three quarters of 2011, a charge for the reclassification of the amount recorded in accumulated other comprehensive loss to interest expense.  The third quarter and first three quarters of 2010 includes an unrealized loss on an interest rate swap and a charge for the reclassification of the amount recorded in accumulated other comprehensive loss to interest expense.  See B&G Foods’ Quarterly Report on Form 10-Q filed with the SEC on October 25, 2011 for additional details.